SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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STAR GAS PARTNERS, L.P.

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STAR GAS PARTNERS, L.P.

2187 Atlantic Street

Stamford, CT 06902

June 3, 2003

To our Unitholders:

You are cordially invited to attend a special meeting of the unitholders of Star Gas Partners, L.P. to be held at the offices of Phillips Nizer LLP, 666 Fifth Avenue, 28th Floor, New York, New York 10103 on July 25, 2003, at 11:00 a.m. local time. The Board of Directors of Star Gas LLC, our general partner, has called the special meeting.

The accompanying proxy statement describes the matters to be presented for approval at the special meeting. In summary, the proposals relate to amendments to our partnership agreement to increase the number of common units or parity units that we may issue under certain circumstances.

Representation of your units at the meeting is very important. We urge you, whether or not you plan to attend the meeting, to promptly date, sign and return the enclosed proxy in the envelope furnished for that purpose. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

Sincerely,

Irik P. Sevin,
Chairman of the Board and Chief Executive Officer of Star Gas LLC, the general partner of Star Gas Partners, L.P.

STAR GAS PARTNERS, L.P.

2187 Atlantic Street

Stamford, CT 06902

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

TO BE HELD ON JULY 25, 2003

To our Unitholders:

We, the Board of Directors of Star Gas LLC, the general partner of Star Gas Partners, L.P., give notice that a special meeting of our unitholders will be held at the offices of Phillips Nizer LLP, 666 Fifth Avenue, 28th Floor, New York, New York 10103 on July 25, 2003, at 11:00 a.m. local time. At the meeting, our unitholders will act on the following matters:

1.	A proposal to amend our partnership agreement to permit us to issue an unlimited number of common units or units ranking on a parity with common units if the proceeds from such issuances are used to repay our long term indebtedness including indebtedness of our direct and indirect subsidiaries.

2.	A proposal to amend our partnership agreement to permit us to issue an unlimited number of common units or units ranking on a parity with common units if the proceeds from such issuances are used to acquire capital assets in a transaction approved by our general partner’s independent directors.

3.	A proposal to amend our partnership agreement to permit us to issue up to 3,000,000 additional common units or units ranking on a parity with common units for general partnership purposes.

4.	Such other matters as may properly come before the special meeting or any adjournment thereof.

The text of the proposed amendments to our partnership agreement is set forth in Appendix A to the proxy statement and a description of our common units and our cash distribution policy is set forth in Appendix B to the proxy statement.

We are sending this proxy statement to our unitholders on or about June 3, 2003. We have set the close of business on May 27, 2003 as the record date for determining which unitholders are entitled to receive notice of and to vote at the special meeting. A list of unitholders entitled to vote is on file at our principal offices, 2187 Atlantic Street, Stamford, CT 06902, and will be available for inspection by any unitholder during the meeting.

If you cannot attend the special meeting, you may vote over the telephone or the Internet as instructed on the enclosed proxy card or by mailing the proxy card in the enclosed postage-prepaid envelope. Any unitholder attending the meeting may vote in person, even though he or she already has returned a proxy card or voted by telephone or through the Internet.

Sincerely,

Irik P. Sevin,
Chairman of the Board and Chief Executive Officer of Star Gas LLC, the general partner of Star Gas Partners, L.P.

STAR GAS PARTNERS, L.P.

2187 Atlantic Street

Stamford, CT 06902

PROXY STATEMENT

SPECIAL MEETING OF UNITHOLDERS

July 25, 2003

STAR GAS PARTNERS, L.P.

2187 Atlantic Street

Stamford, CT 06902

PROXY STATEMENT

SPECIAL MEETING OF UNITHOLDERS

July 25, 2003

This proxy statement contains information related to the special meeting of unitholders of Star Gas Partners, L.P. (“we” or “Star Gas Partners”) and any postponements or adjournments thereof. The special meeting will be held on July 25, 2003 beginning at 11:00 a.m. local time at the offices of Phillips Nizer LLP, 666 Fifth Avenue, 28th Floor, New York, New York 10103.

ABOUT THE MEETING

What is the purpose of the special meeting?

At the special meeting, our unitholders will act upon the matters outlined in the notice of the special meeting that appear on the cover page of this proxy statement. These matters include the approval of amendments to our partnership agreement to increase the number of common units or parity units that we may issue without further unitholder approval. The proposals are summarized as follows:

1.	A proposal to amend our partnership agreement to permit us to issue an unlimited number of common units or units ranking on a parity with common units if the proceeds from such issuances are used to repay our long term indebtedness including indebtedness of our direct and indirect subsidiaries.

2.	A proposal to amend our partnership agreement to permit us to issue an unlimited number of common units or units ranking on a parity with common units if the proceeds from such issuances are used to acquire capital assets in a transaction approved by our general partner’s independent directors.

3.	A proposal to amend our partnership agreement to permit us to issue up to 3,000,000 additional common units or units ranking on a parity with common units for general partnership purposes.

4.	Such other matters as may properly come before the special meeting or any adjournment.

The text of the proposed amendments to our partnership agreement is set forth in Appendix A hereto and a description of our common units and our cash distribution policy is set forth in Appendix B hereto.

Why is the partnership seeking to increase the number of common units that may be issued?

Our general partner is seeking these approvals to provide us with the financial flexibility to properly manage the partnership and to further our growth strategies. These units would be available to us for such purposes as the general partner shall determine, including to provide funds for operations, capital expenditures, the repayment of indebtedness, acquisitions and for general partnership purposes.

How will my proxy be voted?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors of Star Gas LLC. The

recommendations are set forth together with the description of each item in this proxy statement. In summary, the recommendations are to vote in favor of the following:

1.	A proposal to amend our partnership agreement to permit us to issue an unlimited number of common units or units ranking on a parity with common units if the proceeds from such issuances are used to repay our long term indebtedness including indebtedness of our direct and indirect subsidiaries.

2.	A proposal to amend our partnership agreement to permit us to issue an unlimited number of common units or units ranking on a parity with common units if the proceeds from such issuances are used to acquire capital assets in a transaction approved by our general partner’s independent directors.

3.	A proposal to amend our partnership agreement to permit us to issue up to 3,000,000 additional common units or units ranking on a parity with common units for general partnership purposes.

4.	With respect to any other matter that properly comes before the special meeting the proxy holders will vote as recommended by the Board of Directors of Star Gas LLC, or, if no recommendation is given, in their own discretion.

Who sent me this proxy statement?

The Board of Directors of Star Gas LLC, the general partner of Star Gas Partners, sent you this proxy statement and proxy card. The solicitation will be paid for by Star Gas Partners. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, telegraph, telefax or telex, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We have retained Georgeson Shareholder Communications Inc. to assist us in the solicitation of proxies, by mail, in person or by telephone, for a fee of $15,000 plus reimbursement of reasonable out-of-pocket expenses. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our units and will reimburse them for their reasonable out-of-pocket expenses.

Whom can I contact for further information?

If you have any questions about the proposals, please call Georgeson Shareholder Communications Inc. at (800) 960-7546.

Why did I receive this proxy statement and proxy card?

You received this proxy statement and proxy card from us because you owned our common units, senior subordinated units or junior subordinated units as of May 27, 2003. We refer to this date as the “record date.” This proxy statement contains important information for you to consider when deciding whether to vote for the listed proposals. Please read it carefully.

Who is entitled to vote at the special meeting?

All unitholders who owned our common units, senior subordinated units or junior subordinated units at the close of business on the record date, May 27, 2003, are entitled to receive notice of the special meeting and to vote the units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. Each unitholder is entitled to one vote for each common unit, senior subordinated unit and junior subordinated unit owned on all matters to be considered. On May 27, 2003, 28,685,833 common units, 3,141,696 senior subordinated units and 345,364 junior subordinated units were issued and outstanding.

Who can attend the special meeting?

All unitholders as of the record date, or their duly appointed proxies, may attend the special meeting. Each unitholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you own your common units or senior subordinated units in “street name,” meaning through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your unit ownership as of the record date.

What constitutes a quorum?

If the following number of units are present in person or by proxy at the special meeting:

(1)  a majority of common units entitled to vote and outstanding as of the record date, and

(2)  a majority of senior subordinated units and junior subordinated units, voting together as one class, entitled to vote and outstanding as of the record date,

in each case excluding units owned by Star Gas LLC or its affiliates, these majorities will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your units will be counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voted over the telephone or the Internet.

Proxies received but marked as abstentions and broker non-votes will be included in the number of units considered to be present at the special meeting.

How do I vote?

If you properly complete, sign and return the accompanying proxy card it will be voted as you direct. If you owned common units, senior subordinated units or junior subordinated units as of the record date and attend the special meeting, you may deliver your completed proxy card in person. “Street name” unitholders who wish to vote at the special meeting will need to obtain a proxy card from the institution that holds their units. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or vote through the Internet or by telephone in advance of the meeting.

Can I vote by telephone or electronically?

If you are a registered unitholder (that is, you hold your units in certificate form), you may vote by telephone or through the Internet by following the instructions included with your proxy card.

If your common units or senior subordinated units are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

The deadline for voting by telephone or through the Internet is 12:00 midnight Eastern Daylight Time on July 24, 2003, the night before the special meeting.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Star Gas LLC either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the special meeting in person and so request. Please note that attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item?

Each proposal requires the approval of:

(1)  a majority of common units entitled to vote and outstanding as of the record date, and

(2)  a majority of senior subordinated units and junior subordinated units, voting together as one class, entitled to vote and outstanding as of the record date,

in each case excluding units owned by Star Gas LLC or its affiliates.

A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention, or the failure to vote at all, will have the effect of a negative vote.

If you own your common units or senior subordinated units in “street name” through a broker or nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain of the matters to be acted upon at the special meeting. Thus, if you do not give your broker or nominee specific instructions, your units may not be voted on those matters and will not be counted in determining the number of common units or senior subordinated units necessary for approval. Common units or senior subordinated units represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. Voting results are tabulated and certified by our transfer agent, EquiServe.

What should I do if I want to make a proposal to be considered at the meeting?

Your units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only our general partner, Star Gas LLC, can make a proposal at the meeting. Our partnership agreement established a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Act or the law of any other state in which we are qualified to do business.

Do I have any dissenters’ rights?

No. We were formed under the laws of the State of Delaware. Under those laws, dissenters’ rights are not available to our unitholders with respect to matters to be voted on at the special meeting.

OUR BUSINESS

General

We are the largest retail distributor of home heating oil and one of the largest retail distributors of propane in the United States, based on volume as reported by the National Oilheat Research Alliance Organization, March 2003 and by LP/Gas magazine, February 2003. Our home heating oil operations serve customers in the Northeast and Mid-Atlantic regions and our propane operations serve customers in the Midwest and Northeast regions, Florida and Georgia. We are also an independent reseller of natural gas and electricity to residential customers in deregulated energy markets primarily in the Northeast and Mid-Atlantic regions. For the twelve months ended March 31, 2003, we sold 555.6 million gallons of heating oil, which represented approximately 8% of total heating oil sales in the United States using data reported by the Energy Information Administration, “Annual Fuel Oil and Kerosene Sales Report for 2001” and the American Petroleum Institute, “Sales of Natural Gas Liquids and Liquified Refinery Gases” report for 2001. For the same period, we sold 166.6 million gallons of propane, which represented approximately 3% of total residential propane sales in the United States. For the twelve months ended March 31, 2003, we generated total sales of $1.4 billion. For the fiscal year ended September 30, 2003, we generated total sales of $1.0 billion.

Home Heating Oil Operations

Through our subsidiary, Petro Holdings, Inc. or “Petro,” we are engaged in delivering heating oil and providing heating equipment repair and maintenance services to approximately 510,000 home heating oil customers from 32 branch locations in eight states and the District of Columbia as of March 31, 2003. Our heating oil operations are concentrated in the Northeast and Mid-Atlantic. These regions account for approximately two-thirds of the home heating oil sold annually in the United States.

For the twelve months ended March 31, 2003, approximately 76% of total sales from our heating oil operations were from sales of home heating oil, approximately 16% were from the installation and repair of heating and air conditioning equipment and approximately 8% were from the sale of other petroleum products, including diesel fuel and gasoline, primarily to commercial customers for fleet fuel service. During this period, our home heating oil operations generated total sales of $1.1 billion. For the fiscal year ended September 30, 2002, our home heating oil operations generated total sales of $790.4 million.

Propane Operations

Through our subsidiary, Star Gas Propane, L.P., or “Star Gas Propane,” we are primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. We serve approximately 305,000 propane customers in seventeen states from 116 branch locations and 64 satellite storage facilities in the Midwest and the Northeast regions, Florida and Georgia as of March 31, 2003. In addition to our retail business, we also serve wholesale customers from our 21 million gallon storage facility in southern Indiana.

Star Gas Propane sells propane to residential customers to meet their space heating and cooking needs and to smaller commercial customers for general space heating purposes. For the twelve months ended March 31, 2003, approximately 72% of our retail propane sales were to residential customers. During this period, approximately 93% of the total sales from our propane operations were to retail customers and approximately 7% were to wholesale customers. Our retail sales have historically had a greater profit margin, more stable customer base and less price sensitivity than our wholesale business. For the twelve months ended March 31, 2003, our propane operations generated total sales of $260.5 million. For the fiscal year ended September 30, 2002, our propane operations generated total sales of $195.5 million.

Electricity and Natural Gas Operations

Through our subsidiary, Total Gas & Electric, Inc., or “Total Gas & Electric,” we are an independent reseller of natural gas and electricity to approximately 56,000 natural gas and 14,000 electric customers in deregulated energy markets primarily in New York, New Jersey, Florida and Maryland as of March 31, 2003. In deregulated energy markets, customers have a choice in selecting energy suppliers to power and/or heat their homes. Competitors range from independent resellers, similar to Total Gas & Electric, to large public utilities. For the twelve months ended March 31, 2003, Total Gas & Electric generated total sales of $69.5 million. For the fiscal year ended September 30, 2002, Total Gas & Electric generated total sales of $39.2 million.

UNIT OWNERSHIP

The following table shows the beneficial ownership as of May 27, 2003, of common units, senior subordinated units, junior subordinated units and general partner units by: (1) Star Gas LLC and certain beneficial owners and all of the directors and officers of Star Gas LLC; (2) each of the named executive officers of Star Gas LLC; and (3) all directors and executive officers of Star Gas LLC as a group. The address of each person is c/o Star Gas Partners, L.P. at 2187 Atlantic Street, Stamford, Connecticut 06902-0011. An asterisk in the percentage column refers to a percentage less than one percent.

	Common Units		Senior Subordinated Units			Junior Subordinated Units		General Partner Units(a)
Name	Number	Percentage	Number		Percentage	Number	Percentage	Number		Percentage
Star Gas LLC	—	—%	29,133		—%	—	—%	325,729		100%
Irik P. Sevin	—	—	52,171	(b)	1.7	53,426	15.5	325,729	(b)	100
Audrey L. Sevin	6,000	*	42,829	(b)	1.4	153,131	44.3	325,729	(b)	100
Hanseatic Americas, Inc.	—	—	29,133	(b)	*	138,807	40.2	325,729	(b)	100
Paul Biddelman	—	—	6,357		*	—	—	—		—
Thomas Edelman	—	—	109,501	(c)(d)	3.5	—	—	—		—
I. Joseph Massoud	555	*	6,552		*	—	—	—		—
William P. Nicoletti	—	—	3,552		*	—	—	—		—
Stephen Russell	—	—	3,552		*	—	—	—		—
Richard F. Ambury	2,125	*	—		*	—	—	—		—
Ami Trauber	—	—	—		—	—	—	—		—
Carolyn LoGalbo	—	—	5,224		*	—	—	—		—
James Bottiglieri	1,500	*	634		*	—	—	—		—
Joseph P. Cavanaugh	1,000	*	7,669		*	—	—	—		—
Angelo J. Catania	—	—	10,447		*	—	—	—		—
All officers and directors and Star Gas LLC as a group (13 persons)	11,144	*	216,355		6.9%	206,557	59.8%	325,729		100%

(a)	For purpose of this table, the number of general partner units is deemed to include the 0.01% General Partner interest in Star Gas Propane.
(b)	Assumes each of Star Gas LLC owners may be deemed to beneficially own all of Star Gas LLC’s general partner units and senior subordinated units; however, they disclaim beneficial ownership of these units.
(c)	Includes senior subordinated units owned by Mr. Edelman’s wife and trust for the benefit of his minor children.
(d)	Includes 6,536 senior subordinated units owned by trusts for the benefit of Mr. Edelman’s siblings for which Mr. Edelman serves as trustee. Mr. Edelman disclaims beneficial ownership of these units.
*	Amount represents less than 1%.

PROPOSAL 1

A PROPOSAL TO AMEND OUR PARTNERSHIP AGREEMENT TO PERMIT US TO ISSUE AN UNLIMITED NUMBER OF COMMON UNITS OR PARITY UNITS IF THE PROCEEDS FROM SUCH ISSUANCES ARE USED TO REPAY OUR LONG-TERM INDEBTEDNESS, INCLUDING INDEBTEDNESS OF OUR DIRECT AND INDIRECT SUBSIDIARIES.

Proposal

Our partnership agreement currently permits us to use the proceeds from the sale of an unlimited number of common units or parity units to repay up to $20 million of long-term indebtedness of Star Gas Partners or its subsidiary, Star Gas Propane, without unitholder approval. The amendment proposal would permit us to issue an unlimited number of common units or parity units during the subordination period without unitholder approval if the proceeds from such issuances are used to repay long-term indebtedness, including current maturities of Star Gas Partners and its subsidiaries.

Background

At March 31, 2003, we had $200 million of outstanding indebtedness to financial institutions arising from a Rule 144A offering of our Senior Notes due 2013 which we made on February 6, 2003. Our subsidiaries, Star Gas Propane and Petro Holdings, had an aggregate of $278.7 million of outstanding indebtedness to financial institutions, excluding seasonal working capital borrowings and amounts already designated to be repaid with a portion of the proceeds from the Senior Notes offering. At Star Gas Propane and Petro Holdings, we have maturities of $36 Million in 2004, $52 Million in 2005 and $109 Million in 2006. In addition, the Senior Notes permit us to redeem up to 35% of their original principal amount prior to February 15, 2006 at a purchase price of 110.25% of the face value out of the proceeds of an equity offering.

We believe that it is in the best interest of our unitholders for us to have the flexibility to satisfy maturities from operating cash flow, indebtedness refinancing or the public offering of common units, depending on which appears more advantageous at the time. While we cannot predict whether or when we will chose to redeem Senior Notes, without the ability to use the proceeds of an equity offering for this purpose, we would be unable to do so. To the extent that the amounts available to us from cash flow and indebtedness refinancing and similar sources are not sufficient to fund indebtedness maturing subsequent to fiscal 2003, or to redeem our Senior Notes this would have a material adverse impact on us and our unitholders. For this reason, we are seeking the ability to use the proceeds of the sale of common units to repay long-term indebtedness should the need arise.

Our ability to borrow additional funds for debt repayment and other purposes is subject to meeting certain covenants under our subsidiaries, various bank and note facility agreements, as well as the indenture which governs our Senior Notes. Unusually warm weather conditions during the winter heating season could cause us and our subsidiaries to fail to meet the covenants, which could restrict our ability to incur additional indebtedness. We have purchased weather insurance to mitigate this risk, but this may not be sufficient to protect us under all circumstances.

Although we intend to maintain a balanced capital structure over the long term, the recent volatility in the debt markets and the possibility of a warm heating season demonstrate that it would be prudent for us to have a greater flexibility to repay long-term debt through the issuance of equity.

When we issue additional equity securities, your proportionate partnership interest will decrease. Such an issuance could negatively affect the amount of cash distributed to unitholders and the market price of common units and senior subordinated units. The issuance of additional common units will also diminish the relative voting strength of the previously outstanding units. Following the end of the subordination period, there are no limits on the total number of common units or partnership securities that we may issue.

During the subordination period, which generally cannot end before June 30, 2006, no distributions of cash for any quarter may be made on the senior subordinated units and junior subordinated units until the common units have received the minimum quarterly distribution of $0.575 per unit, plus any arrearages on those common units. The issuance of additional common units by us will increase the aggregate amount of distributions that we must pay to the holders of common units before the holders of senior subordinated units, junior subordinated units and general partner units may receive distributions.

Recommendation

THE BOARD OF DIRECTORS OF STAR GAS LLC UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND OUR PARTNERSHIP AGREEMENT TO PERMIT US TO ISSUE AN UNLIMITED NUMBER OF COMMON UNITS OR PARITY UNITS IF THE PROCEEDS FROM SUCH ISSUANCES ARE USED TO REPAY OUR LONG-TERM INDEBTEDNESS, INCLUDING INDEBTEDNESS OF OUR DIRECT AND INDIRECT SUBSIDIARIES.

PROPOSAL 2

A PROPOSAL TO AMEND OUR PARTNERSHIP AGREEMENT TO PERMIT US TO ISSUE AN UNLIMITED NUMBER OF COMMON UNITS OR PARITY UNITS IF THE PROCEEDS FROM SUCH ISSUANCES ARE USED TO ACQUIRE CAPITAL ASSETS IN A TRANSACTION APPROVED BY OUR GENERAL PARTNER’S INDEPENDENT DIRECTORS.

Proposal

Our partnership agreement provides that we may issue common units without unitholder approval to fund capital expenditures which increase operating capacity and increase operating cash flow, but does not provide for other long-term investments by the partnership. For example, an investment in technology that is designed to enhance the underlying efficiency, performance and, ultimately, operating cash flow of our business, but which does not also increase our operating capacity, cannot be funded with the proceeds of a sale of common units. The amendment proposal would permit us to issue common units or parity units during the subordination period without unitholder approval to acquire capital assets in a transaction that is approved by the independent directors of our general partner.

Background

Our heating oil segment is seeking to take advantage of its large size and to utilize technology to increase the efficiency and quality of services provided to its customers as well as reduce operating expenses. The segment is seeking to create a more customer oriented service approach to significantly differentiate itself from its competitors. A core business process redesign project began this past fiscal year with an exhaustive effort to identify customer expectations and document existing business processes. The customer remains the focal point for change, although significant improvement in operational efficiency is also a goal. While the critical analysis and redesign of existing business processes continues, the segment has already documented near term opportunities for productivity and cost improvement. Preliminary conclusions indicate that improved processes and related technology investments could have a meaningful impact on reducing our heating oil segment’s annual operating costs and while also improving customer service.

If the proposed amendment is approved, we would be able to issue common units or parity units to acquire capital assets, in connection with our business process redesign program and for other purposes that are approved by the independent directors of our general partner. For the purposes of this provision, the independent directors are those directors who would be eligible to serve on the audit committee of the Board of Directors of our general partner in accordance with the provisions of our partnership agreement.

For information concerning the potential effects of our issuance of additional common units or parity units, we suggest that you review the information under “Background” in Proposal 1.

Recommendation

THE BOARD OF DIRECTORS OF STAR GAS LLC UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND OUR PARTNERSHIP AGREEMENT TO PERMIT US TO ISSUE AN UNLIMITED NUMBER OF COMMON UNITS OR PARITY UNITS IF THE PROCEEDS FROM SUCH ISSUANCES ARE USED TO ACQUIRE CAPITAL ASSETS IN A TRANSACTION APPROVED BY OUR GENERAL PARTNER’S INDEPENDENT DIRECTORS.

PROPOSAL 3

A PROPOSAL TO AMEND OUR PARTNERSHIP AGREEMENT TO PERMIT US TO ISSUE UP TO 3,000,000 ADDITIONAL COMMON UNITS OR PARITY UNITS FOR GENERAL PARTNERSHIP PURPOSES.

Proposal

Our partnership agreement currently authorizes us to issue up to 2,500,000 common units (the “common unit basket”) or units ranking on a parity with common units without the approval of unitholders during the subordination period for such partnership purposes that our general partner shall determine. This number originally represented approximately 19% of the common units outstanding on a fully diluted basis at the time that it was approved in connection with our acquisition of our Petro heating oil division in March 1999. As of the date of this proxy statement, we have fully used the 2,500,000 common unit basket primarily for the repayment of maturing indebtedness at our Petro heating oil division.

The amendment proposal will permit us to issue up to an additional 3,000,000 common units or parity units during the subordination period without unitholder approval for such partnership purposes as our general partner shall determine. As a result of the increase in the size of the partnership since 1999, including the number of common units outstanding, the proposed increase in the number of units in the common basket will restore it to the same percentage of the common units that it represented in 1999.

As presently provided under our partnership agreement, the common unit basket does not include common units or parity units issued for:

(1)	capital improvements or acquisitions that are accretive on a per unit basis,

(2)	the repayment of up to $20 million of indebtedness at Star Gas Partners or Star Gas Propane, L.P.; or

(3)	the conversion of the existing subordinated units.

If proposals 1 and 2 are approved, the common unit basket would also not include units issued in accordance with these proposals.

Background

Our general partner is seeking approval to permit us to issue up to 3,000,000 common units and parity units to provide us with the financial flexibility to properly manage the partnership and to further our growth strategies. These units would be available to us for such purposes as the general partner shall determine, including to provide funds for operations, capital expenditures, the repayment of indebtedness, acquisitions and for general partnership purposes.

Our ability to fund future expenditures through internally generated funds is limited by our partnership agreement which requires that we distribute 100% of available cash to unitholders on a quarterly basis. Although our general partner is permitted to establish cash reserves for future capital requirements, this limitation restricts the partnership’s flexibility. Our general partner believes it is in the best interest of unitholders to provide for contingencies and circumstances which it cannot fund with internally generated cash flow, but may, in the future, require the issuance of common units.

Although the partnership agreement currently permits the general partner to issue additional common units or parity units without unitholder approval under certain circumstances, the general partner believes that these circumstances are not sufficiently flexible to address all of the situations in which the issuance of common units or parity units would further the best interests of the partnership.

Approval of this Proposal should enable us to quickly consummate transactions beneficial to us and our unitholders, without the expense and delay of first seeking unitholder approval. Unless required by the rules of the New York Stock Exchange, no further unitholder consent would be required for the issuance of common units and/or parity units subject to this Proposal. Generally, the rules of the New York Stock Exchange would require prior unitholder approval before we could issue common units in excess of twenty percent of the then currently issued and outstanding common units in a transaction other than a public offering for cash.

Availability to our general partner of authorized but unissued common units could affect a third party’s ability to gain control of us, as the general partner could issue additional common units thereby diluting the voting power or equity position of a potential acquiror and potentially making more difficult or discouraging any attempt to acquire control of Star Gas Partners. Our general partner currently has no intention to implement any anti-takeover device using such units.

For information concerning the potential effects of our issuance of additional common units or parity units, we suggest that you review the information under “Background” in Proposal 1.

Recommendation

THE BOARD OF DIRECTORS OF STAR GAS LLC UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND OUR PARTNERSHIP AGREEMENT TO PERMIT US TO ISSUE UP TO 3,000,000 COMMON UNITS OR PARITY UNITS FOR GENERAL PARTNERSHIP PURPOSES.

FORWARD-LOOKING STATEMENT

Many of the statements contained in this proxy statement, including, without limitation, statements regarding our business strategy, plans and objectives of our management for future operations are forward-looking within the meaning of the federal securities laws. These statements use forward-looking words, such as “anticipate,” “continue,” “expect,” “may,” “will,” “estimate,” “believe” or other similar words. These statements discuss future expectations or contain projections. Although we believe that the expectations reflected in the forward-looking statements are reasonable, actual results may differ from those suggested by the forward-looking statements for various reasons, including:

•	the effect of weather conditions on our financial performance;

•	our ability to obtain new customers and retain existing customers;

•	the price and supply of propane, home heating oil, natural gas and electricity;

•	our ability to successfully identify and close strategic acquisitions and make cost saving changes in operations;

•	the effect of national and regional economic conditions;

•	the condition of the capital markets in the U.S.; and

•	the political and economic stability of the oil producing regions of the world.

When considering forward-looking statements, you should keep in mind the risk factors referred to in this proxy statement. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED JUNE 3, 2003. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The following documents filed by Star Gas Partners with the SEC are incorporated by reference in this proxy statement:

•	Star Gas Partners’ Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended September 30, 2002.

•	Star Gas Partners’ Quarterly Report on Form 10-Q, as amended by Form 10-Q/A, for the fiscal quarter ended December 31, 2002.

•	Star Gas Partners’ Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.

•	The description of the common units representing limited partnership interests contained in the Registration Statement on Form 8-A, initially filed May 15, 1998, and any subsequent amendment thereto filed for the purpose of updating such description.

•	Star Gas Partners’ Registration Statement on Form 8-A, dated April 17, 2001.

In addition, all other reports and documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the termination of this offering shall be deemed incorporated by reference in this proxy statement from the date of filing of those reports and documents. If information in incorporated documents conflicts with information in this proxy statement you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

This proxy statement incorporates documents by reference that are not included with this proxy statement. These documents, excluding exhibits to the documents, shall, upon oral or written request by any person to whom this proxy statement is delivered, be delivered without charge by first class mail or other equally prompt means within one business day of receipt of such request to such person. Contact Star Gas LLC, 2187 Atlantic Street, Stamford, Connecticut 06902, Attention: Richard F. Ambury, Vice President and Treasurer, telephone (203) 328-7313.

Appendix A

AMENDMENT NO. 2 TO

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

STAR GAS PARTNERS, L.P.

THIS AMENDMENT NO. 2, dated as of                             , 2003 (the “Amendment”), to the Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P. (the “Partnership”), dated as of March 26, 1999 (the “Partnership Agreement”), is entered into by and among STAR GAS LLC, a Delaware limited liability company, as the Partnership’s general partner (the “General Partner”), and those persons who are or become partners in the Partnership or parties hereto as provided herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Partnership Agreement. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

RECITALS:

WHEREAS, the Partnership Agreement currently authorizes the Partnership to issue up to 2,500,000 Parity Units (the “Parity Unit Basket”) without the prior approval of holders of Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) for the purposes expressly set forth in the Partnership Agreement; and

WHEREAS, the Partnership has issued substantially all of the Units under the Parity Unit Basket; and

WHEREAS, the Partnership Agreement currently authorizes the Partnership to issue an unlimited number of Parity Units (the “Debt Basket”) prior to the end of the Subordination Period without the approval of the Unitholders if the use of proceeds therefrom is exclusively to repay up to $20 million of indebtedness of the Partnership or the Operating Partnership; and

WHEREAS, the Partnership Agreement currently authorizes the Partnership to issue an unlimited number of Parity Units (the “Capital Improvements Basket”) prior to the end of the Subordination Period without the approval of the Unitholders to fund Capital Improvements; provided, that certain accretion tests are met; and

WHEREAS, due to the substantial increase in operations since the establishment of the Parity Unit Basket, Debt Basket and the Capital Improvements Basket and the concomitant need for a more flexible capital structure and ability to consummate advantageous transactions without the expense or delay of first seeking Unitholder approval, the General Partner believes it is in the best interests of the Partnership to amend the Partnership Agreement to provide for: (A) an increase in the Parity Unit Basket by 3,000,000 Parity Units, (B) amending the Debt Basket to permit the issuance of an unlimited number of Parity Units without Unitholder approval with the proceeds therefrom to be used to repay long-term indebtedness of the Partnership and its direct and indirect subsidiaries, (C) the issuance by the Partnership of an unlimited number of Parity Units prior to the end of the Subordination Period without Unitholder approval with the proceeds therefrom to be used to acquire capital with the approval of the Independent Directors; and

WHEREAS, the Limited Partners at a duly called special meeting held on July 25, 2003 at which a quorum was present have, by the affirmative vote of a Unit Majority (the Partnership having received an opinion of counsel as required by Section 15.3(d)), approved such amendments to the Partnership Agreement;

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1.  Section 4.5(a) of the Partnership Agreement is amended in its entirety so that the same shall hereafter read as follows:

“(a)  During the Subordination Period, the Partnership shall not issue an aggregate of more than 5,500,000 additional Parity Units without the prior approval of holders of at least a majority of the

Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). In applying this limitation, there shall be excluded Common Units issued (i) in the Equity Offering, (ii) in accordance with Section 4.5(b) and 4.5(c) and (iii) in connection with the issuance of Senior Subordinated Units or Class B Common Units pursuant to Section 4.6.”

2.  Section 4.5(c) of the Partnership Agreement is amended in its entirety so that the same shall hereafter read as follows:

“(c)  The Partnership may also issue an unlimited number of Parity Units prior to the end of the Subordination Period without the approval of the Unitholders if the use of proceeds from such issuances is exclusively to (i) repay long term indebtedness (including current portion) of the Partnership or the Operating Partnership or any of their Subsidiaries; or (ii) acquire capital assets, in a transaction that is approved by a majority of the Independent Directors (defined below). For the purpose of this paragraph, “Independent Director” shall mean a person who is a member of the Board of Directors of the General Partner and would qualify to serve on the Audit Committee of the General Partner in accordance with the provisions of the Partnership Agreement.

3.  The Partnership Agreement, as amended hereby, remains in full force and effect.

4.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws.

[THE SIGNATURES HERETO ARE SET FORTH ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

GENERAL PARTNER:

STAR GAS LLC

By:
Name:
Title:

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to the Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By: STAR GAS LLC

General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4 of the Partnership Agreement.

By:
Name:
Title:

Appendix B

DESCRIPTION OF COMMON UNITS

General

The common units have been registered under the Exchange Act and we are subject to the reporting and certain other requirements of the Exchange Act. We are required to file periodic reports containing financial and other information with the SEC.

Purchasers of common units may hold their common units in nominee accounts, provided that the broker, or other nominee, executes and delivers a transfer application and becomes a limited partner. We will be entitled to treat the nominee holder of a common unit as the absolute owner of that unit, and the beneficial owner’s rights will be limited solely to those that it has against the nominee holder.

The Rights of Unitholders

Generally, the common units represent limited partner interests, which entitle the holders of those units to participate in our distributions and exercise the rights or privileges available to limited partners under the partnership agreement. For a description of the relative rights and preferences of holders of common units in and to our distributions, see “Cash Distribution Policy.”

Transfer Agent and Registrar

We have retained EquiServe as registrar and transfer agent for the common units. The transfer agent receives a fee from us for serving in these capacities. All fees charged by the transfer agent for transfers of common units will be borne by us and not by the holders of common units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a common unit and other similar fees or charges will be borne by the unitholder. There will be no charge to holders for disbursements of cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities as transfer agent, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, or be removed by us. If no successor is appointed within 30 days, the general partner may act as the transfer agent and registrar until a successor is appointed.

Obligations and Procedures for the Transfer of Units

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the common units to persons that purchase directly from underwriters will be accomplished through the completion, execution and delivery of a transfer application by that purchaser for that purchase. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units does the following:

•	becomes the record holder of those units and shall be constituted as an assignee until admitted into Star Gas Partners as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in Star Gas Partners;

•	agrees to be bound by the terms and conditions of, and executes, the partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to the general partner and any liquidator of Star Gas Partners as specified in the partnership agreement; and

•	makes the consents and waivers contained in the partnership agreement.

An assignee will become a substituted limited partner of Star Gas Partners for the transferred common units upon satisfaction of the following two conditions:

•	the consent of the general partner, which may be withheld for any reason in its sole discretion; and

•	the recording of the name of the assignee on the books and records of Star Gas Partners.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in Star Gas Partners for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only the following rights:

•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in Star Gas Partners for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application will not receive cash distributions, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application for those common units. In addition, such purchaser or transferee may not receive some federal income tax information or reports furnished to record holders of common units. The transferor of common units will have a duty to provide the transferee with all information that may be necessary to obtain registration of the transfer of the common units, but a transferee agrees, by acceptance of the certificate representing common units, that the transferor will not have a duty to insure the execution of the transfer application by the transferee and will have no liability or responsibility if the transferee neglects or fails to execute and forward the transfer application to the transfer agent.

CASH DISTRIBUTION POLICY

General Description of Cash Distribution

In general, we distribute to our partners on a quarterly basis, all of our available cash in the manner described below. “Available cash” generally means, for any of our fiscal quarters, all cash on hand at the end of that quarter, less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the general partner to:

(1)    provide for the proper conduct of our business;

(2)    comply with applicable law, any of our debt instruments or other agreements; or

(3)    provide funds for distributions to the common unit holders and the senior subordinated unit holders during the next four quarters, in some circumstances.

The general partner may not establish cash reserves for distributions to the senior subordinated units unless the general partner has determined that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any common unit arrearages for the next four quarters.

As discussed below, the restrictions on distributions to senior subordinated units, junior subordinated units and general partner units could result in cash that would otherwise be available cash being reserved for other purposes.

Cash distributions will be characterized as distributions from either operating surplus or capital surplus. This distinction affects the amounts distributed among different classes of units. See “—Quarterly Distributions of Available Cash.”

Operating surplus generally means:

(1)    the cash balance of Star Gas Partners on the date we began operations, plus approximately $20.3 million, plus all of our cash receipts, excluding cash receipts that constitute capital surplus; less

(2)    all of our operating expenses, debt service payments, maintenance capital expenditures and reserves established for future operations; provided, however, that operating surplus is calculated without any reduction for costs or expenses incurred in our acquisition of Petro in March 1999.

Capital surplus is generally generated only by borrowings other than for working capital purposes, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets, all as disposed of in the ordinary course of business.

All available cash distributed from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since our commencement equals the operating surplus as of the end of the quarter before that distribution. This method of cash distribution avoids the difficulty of trying to determine whether available cash is distributed from operating surplus or capital surplus. Any excess available cash, irrespective of its source, will be deemed to be capital surplus and distributed accordingly.

If capital surplus is distributed on each common unit issued in our initial public offering in an aggregate amount per unit equal to $22.00 per common unit, the distinction between operating surplus and capital surplus will cease. All distributions after that date will be treated as from operating surplus. The general partner does not expect that there will be significant distributions from capital surplus.

The senior subordinated units and the junior subordinated units are each a separate class of interests in Star Gas Partners, and the rights of holders of those interests to participate in distributions differ from the rights of the holders of common units. When issued (as explained below), our Class B common units will also be a separate class of interests in Star Gas Partners.

Quarterly Distributions of Available Cash

Except for the limitations and prohibitions on distributions discussed below, we will make distributions to our partners for each of our fiscal quarters before liquidation in an amount equal to all of our available cash for that quarter. Distributions will be made approximately 45 days after each March 31, June 30, September 30 and December 31, to holders of record on the applicable record date. For a discussion of the restrictions on distributions to the holders of subordinated interests, see “—Limitations and Prohibitions on Distributions on Subordinated Interests.”

Upon expiration of the subordination period, all senior subordinated units and junior subordinated units will be converted, on a one-for-one basis, into Class B common units, and distributions on the general partner units will no longer be subordinated to distributions on the common units. All references to common units after the expiration of the subordination period are references to Class A common units and Class B common units, collectively, unless otherwise indicated. Neither Class A common units nor Class B common units will accrue arrearages for any quarter after the subordination period, and senior subordinated units, junior subordinated units and general partner units will not accrue any arrearages on distributions for any quarter.

Distributions of Available Cash from Operating Surplus During the Subordination Period

The subordination period will generally extend from the date of the closing of our initial public offering until the first day of any quarter beginning on or after October 1, 2002 that each of the following three events occur:

(1)    distributions of available cash from operating surplus on the common units, senior subordinated units, junior subordinated units and general partner units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units for each of the three non-overlapping four-quarter periods immediately preceding that date;

(2)    the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units during those periods on a fully diluted basis for employee options or other employee incentive compensation. This includes all outstanding units and all common units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest before the end of the quarter immediately following the quarter for which the determination is made. It also includes all units that have as of the date of determination been earned by but not yet issued to our management for incentive compensation; and

(3)    there are no arrearages in payment of the minimum quarterly distribution on the common units.

In specific circumstances, if the general partner is removed without cause, the subordination period will end, any existing arrearages on the common units will be extinguished, the senior subordinated units and junior subordinated units will immediately convert into Class B common units and distributions on the general partner units will no longer be subordinated.

Distributions of available cash from operating surplus for any quarter during the subordination period will be made in the following manner:

•	First, 100% to the common units, pro rata, until there has been distributed for each common unit an amount equal to the minimum quarterly distribution for that quarter.

•	Second, 100% to the common units, pro rata, until there has been distributed for each common unit an amount equal to any cumulative common unit arrearages on each common unit for any prior quarter.

•	Third, 100% to the senior subordinated units, pro rata, until there has been distributed for each senior subordinated unit an amount equal to the minimum quarterly distribution for that quarter.

•	Fourth, 100% to the junior subordinated units and general partner units, pro rata, until there has been distributed for each junior subordinated unit and general partner unit an amount equal to the minimum quarterly distribution for that quarter.

•	Thereafter, in the manner described in “—Incentive Distributions During the Subordination Period” below.

The general partner has a 1.85% general partner interest in Star Gas Partners in the form of general partner units and a 0.01% general partner interest in Star Gas Propane. References in this proxy statement to distributions on the general partner units disregard the general partner’s 0.01% general partner interest in Star Gas Propane.

Distributions of Available Cash from Operating Surplus After the Subordination Period

Distributions of available cash from operating surplus for any quarter after the subordination period will be made in the following manner:

(1)    First, 100% to all units, pro rata, until there has been distributed to each unit an amount equal to the minimum quarterly distribution for that quarter.

(2)    Thereafter, in the manner described in “—Incentive Distributions After the Subordination Period” below.

Incentive Distributions During the Subordination Period

For any quarter that both (1) and (2) below occur, holders of the senior subordinated units, junior subordinated units and general partner units will receive incentive distributions as described below:

(1)    Available cash from operating surplus is distributed to each of the common units, senior subordinated units, junior subordinated units and general partner units in an amount equal to the minimum quarterly distribution.

(2)    Available cash has been distributed on outstanding common units in the amount as may be necessary to eliminate any cumulative common unit arrearages.

After the distributions described in (1) and (2) above are met, additional available cash from operating surplus for that quarter will be distributed among the units in the following manner:

•	First, 100% to all units, until each unit has received, in addition to any distributions to the common units to eliminate any cumulative common unit arrearages, a total of $0.604 per unit for that quarter. We call this the “first target distribution.”

•	Second, 86.7% to all units, pro rata, and 13.3% to all senior subordinated units, junior subordinated units and general partner units, pro rata, until each common unit has received, in addition to any distributions to eliminate any cumulative common unit arrearages, a total of $0.711 per unit for that quarter. We call this the “second target distribution.”

•	Third, 76.5% to all units, pro rata, and 23.5% to all senior subordinated units, junior subordinated units and general partner units, pro rata, until each common unit has received, in addition to any distributions to eliminate any cumulative common unit arrearages, a total of $0.926 per unit for that quarter. We call this the “third target distribution.”

•	Thereafter, 51.0% to all units, pro rata, and 49.0% to all senior subordinated units, junior subordinated units and general partner units, pro rata.

The partnership agreement may not be amended, including the issuance of additional Star Gas Partners securities, in any manner that would increase the aggregate amount of incentive distributions without the approval of a majority of the outstanding units of the classes, each class voting separately, that would be adversely affected.

The following table illustrates the amount of available cash from operating surplus distributed pro rata as the base distribution to all unitholders pro rata and the percentage of available cash distributed as incentive distributions to the holders of senior subordinated units, junior subordinated units and general partner units only at the target distribution levels. The percentages in the table below are the percentage interests of the unitholders in available cash from operating surplus distributed as base distributions to all unitholders and distributed as incentive distributions based on the number of units outstanding on the date of this proxy statement.

	Quarterly Distribution Amount per Common Unit	Percentage of Available Cash Distributed as Base Distributions	Percentage of Available Cash Distributed as Incentive Distributions	Percentage of Available Cash Distributed as Incentive Distributions to the Specified Unit Class
				Senior Subordinated Units	Junior Subordinated Units	General Partner Units
Minimum Quarterly Distribution	$0.575	100.0%	—	—	—	—
First Target Distribution	0.604	100.0	—	—	—	—
Second Target Distribution	0.711	86.7	13.3%	11.0%	1.2%	1.1%
Third Target Distribution	0.926	76.5	23.5	19.4	2.1	2.0
Thereafter	—	51.0	49.0	40.4	4.4	4.2

The percentage allocation of incentive distributions among senior subordinated units, junior subordinated units and general partner units will change in the future if there are additional non-proportional issuances of units.

Incentive Distributions After the Subordination Period

For any quarter for which available cash from operating surplus is distributed to each of the Class A common units, the Class B common units and general partner units in an amount equal to the minimum quarterly distribution, then any additional available cash from operating surplus for that quarter will be distributed among the unitholders in the following manner:

•	First, 100% to all units, pro rata, until each unit has received the first target distribution.

•	Second, 86.7% to all units, pro rata, and 13.3% to all Class B common units and general partner units, pro rata, until each Class A common unit has received the second target distribution.

•	Third, 76.5% to all units, pro rata, and 23.5% to all Class B common units and general partner units, pro rata, until each Class A common unit has received the third target distribution.

•	Thereafter, 51% to all units, pro rata, and 49% to all Class B common units and general partner units, pro rata.

Distributions from Capital Surplus

Distributions of available cash from capital surplus will be made 100% on all units, pro rata, until each common unit that was issued in our initial public offering has received distributions equal to $22.00. This was the unit price from the initial public offering. Thereafter, all distributions from capital surplus will be distributed as if they were from operating surplus.

When a distribution is made from capital surplus, it is treated as if it were a repayment of the unit price from the initial public offering. To reflect repayment, the minimum quarterly distribution and the target distribution levels will be adjusted downward by multiplying each amount by a fraction. This fraction is determined as follows: the numerator is the unrecovered initial unit price immediately after giving effect to the repayment and the denominator is the unrecovered initial unit price immediately before the repayment. For example, based on the unrecovered initial unit price of $22.00 per unit and assuming available cash from capital surplus of $11.00 per unit is distributed on all common units issued in the initial public offering, then the amount of the minimum quarterly distribution and the target distribution levels would each be reduced to 50% of its initial level.

A “payback” of the unit price from the initial public offering occurs when the unrecovered initial unit price is zero. At that time, the minimum quarterly distribution and the target distribution levels each will have been reduced to zero. All distributions of available cash from all sources after that time will be treated as if they were from operating surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, the holders of the rights to incentive distributions will then be entitled to receive 49% of all distributions of available cash, after distributions for cumulative common unit arrearages.

Distributions from capital surplus will not reduce the minimum quarterly distribution or any of the target distribution levels for the quarter in which they are distributed.

Limitations and Prohibitions on Distributions on Subordinated Interests

Distributions on the senior subordinated units, junior subordinated units and general partner units were prohibited during our fiscal year 1999 following the completion of our acquisition of Petro. There was no prohibition on distributions to common units during this time and all minimum quarterly distributions were paid to common unitholders.

Beginning with the first quarter of our fiscal year 2000, which began on October 1, 1999, no distributions will be made on the senior subordinated units, junior subordinated units or general partner units, unless the aggregate amount of distributions on all units for all quarters, beginning with the first quarter of our fiscal year 2000, is equal to or less than the total operating surplus generated by us since October 1, 1999. Solely for purposes of this limitation, operating surplus does not include our cash balance on the date we began operations, plus approximately $20.3 million.

The holders of the senior subordinated units, junior subordinated units and general partner units are not prohibited from receiving distributions from capital surplus in a partial liquidation during the subordination period.

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjustments made upon a distribution of available cash from capital surplus, the following will each be proportionately adjusted upward or downward, as appropriate, if any combination or subdivision of units should occur:

(1)    the minimum quarterly distribution;

(2)    the target distribution levels;

(3)    the unrecovered initial unit price;

(4)    the number of additional common units issuable during the subordination period without a unitholder vote;

(5)    the number of Class B common units issuable upon conversion of the senior subordinated units and the junior subordinated units; and

(6)    other amounts calculated on a per unit basis.

However, no adjustment will be made by reason of the issuance of additional units for cash or property. For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level.

The minimum quarterly distribution and target distribution levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, the minimum quarterly distribution and target distribution levels for each quarter after that time would be reduced to amounts equal to the product of:

(1)    the minimum quarterly distribution or target distribution level; multiplied by

(2)    one minus the sum of:

(x)    the highest marginal federal corporate income tax rate to which we are then subject as an entity; plus

(y)    any increase in the effective overall state and local income tax rate to which we are subject as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

For example, assuming we are not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of the amount thereof immediately before the adjustment.

The minimum quarterly distributions and target level distributions may also be adjusted in connection with the occurrence of certain events under our unit purchase rights agreement.

Issuance of Additional Senior Subordinated Units

The partnership agreement provides for the issuance of up to 909,000 additional senior subordinated units if Petro meets specified financial tests. Specifically, if the dollar amount of “Petro adjusted operating surplus” (as that term is defined below) per “Petro unit” (as that term is defined below) equals or exceeds $2.90 for any four-quarter period that occurs between the first and fifth anniversaries of our March 1999 acquisition of Petro, we will issue 303,000 senior subordinated units to the holders of the senior subordinated units, junior subordinated units and general partner units of record for the final quarter of that four-quarter period. After the end of the subordination period, we would instead issue 303,000 Class B common units to the holders of the Class B common units and the general partner units. In any case, we may not issue more than 303,000 senior subordinated units or Class B common units in any 365-day period. Furthermore, we may not issue more than 909,000 senior subordinated units or Class B common units under this provision in the aggregate. We will not issue any fractional units in the issuance of these additional units but will pay to each holder who would otherwise be entitled to a fractional unit an amount in cash in lieu of those fractional units. The amount of cash to be paid will be determined by multiplying the fraction by the current market price of a senior subordinated unit or a Class B common unit, as the case may be. For this purpose, the current market price is set as of the date three days prior to issuance of the additional units. On the first day after the record date for distributions for the first quarter ending on or after the fifth anniversary of completion of the Petro transaction, the right to receive the additional units shall lapse and all conversion rights shall cease to exist. On November 14, 2001, we distributed 303,000 senior subordinated units, pro rata, to the holders of record on November 5, 2001 of the senior subordinated units, junior subordinated units and general partner units, following our announcement that the partnership had achieved the specified financial test for the four quarter period ended September 30, 2001.

In addition, in lieu of a portion of the cash purchase price that would otherwise be due to the holders of the Petro 12 7/8% preferred stock, we may in the future issue an additional 175,000 senior subordinated units.

“Petro adjusted operating surplus” means, for any four-quarter period, the adjusted operating surplus generated by Petro, which includes all subsidiaries of Star Gas Partners primarily engaged in the home heating oil business, during that four-quarter period. The determination of this amount is made in good faith by a majority of the members of the board of directors of the general partner acting with the concurrence of the audit committee. In calculating Petro adjusted operating surplus:

(1)    debt service, including the payment of principal, interest and premium on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are used by or for the benefit of Petro, including the proceeds from the debt offering, shall be included to the extent that debt service is included in the calculation of operating surplus; and

(2)    debt service, including the payment of principal, interest and premium, on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are not used by or for the benefit of Petro, shall be excluded.

“Petro units,” for any date, means the sum of:

(1)    the excess of the number of units outstanding at completion of the Petro transaction over the number of units outstanding immediately before the completion of the Petro transaction;

(2)    the number of units issued by Star Gas Partners after the transaction to the extent the net proceeds of which are contributed to Petro, which for these purposes includes all subsidiaries of Star Gas Partners primarily engaged in the home heating oil business;

(3)    the number of senior subordinated units or Class B common units issued under the partnership agreement based on the performance of Petro; and

(4)    the deemed number of units outstanding based upon a contribution of capital to Petro by Star Gas Partners or any of its affiliates after completion of the transaction, which contribution is not covered by (2) above or traceable to debt proceeds, which number of deemed units is obtained by dividing:

(A)    the amount of that Star Gas Partners’ contribution; by

(B)    the current market price of a common unit, or of a Class A common unit after the termination of the subordination period.

For purposes of (4) above, the amount used to pay down the Petro debt discussed below will be treated as if it were contributed to Petro by Star Gas Partners. Specifically, Petro debt paid or debt allocated to Petro from internally generated funds that exist at Petro only because Petro has not paid dividends up to Star Gas Partners in an amount equal to the distributions that would have been paid on the Petro units had they been actual outstanding units of Star Gas Partners will fall within (4) above. The distribution per senior subordinated unit of Star Gas Partners shall be the amount that Star Gas Partners would have been deemed to have distributed per Petro unit had they been actual outstanding units of Star Gas Partners. For purposes of the number of deemed outstanding units in (4) above, those units shall be deemed to be issued on the date of the capital contribution. For purposes of determining the number of outstanding Petro units for any period of time, the number of units issued under (2), (3) and (4) above shall be determined on a weighted average basis based on the amount of time they have been outstanding. For this purpose, common unit means Class A common unit upon expiration of the subordination period. Petro units are not “units” as such term is used otherwise in this proxy statement.

The terms upon which any of the said additional units may be issued may not be amended in a manner that would materially adversely affect the rights of the holders of those units without the affirmative vote of the holders of a majority of the outstanding senior subordinated units, junior subordinated units and general partner units, voting together as a single class.

Distributions of Cash upon Liquidation During the Subordination Period

Following the beginning of the dissolution and liquidation, assets will be sold or otherwise disposed of and the partners’ capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of liquidation will first be applied to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, be distributed on the units in accordance with respective capital account balances, as so adjusted.

Partners are entitled to liquidation distributions in accordance with capital account balances. Although operating losses are allocated on all units pro rata, the allocations of gains and losses attributable to liquidation are intended to favor the holders of outstanding common units over the holders of all other outstanding units, to the extent of the unrecovered initial unit price plus any cumulative common unit arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of Star Gas Partners to enable the holders of common units to fully recover their unrecovered initial unit price and arrearages, even though there may be cash available for distribution to the holders of senior subordinated units and junior subordinated units. The manner of the adjustment is provided in the partnership agreement. If our liquidation occurs before the end of the subordination period, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

•	First, to the partners that have negative balances in their capital accounts, to the extent of and in proportion to, those negative balances.

•	Second, 100% to the common units, pro rata, until the capital account for each common unit is equal to the unrecovered initial unit price for that common unit plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs, plus any cumulative common unit arrearages on those common units.

•	Third, 100% to the senior subordinated units, pro rata, until the capital account for each senior subordinated unit is equal to the unrecovered initial unit price plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs.

•	Fourth, 100% to the junior subordinated units and general partner units, pro rata, until the capital account for each junior subordinated unit is equal to the unrecovered initial unit price plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs.

•	Fifth, 100% to all units, pro rata, until there has been allocated under this clause an amount per common unit equal to (a) the excess of the first target distribution per unit over the then effective minimum quarterly distribution per unit for each quarter of Star Gas Partners’ existence, less (b) the amount per common unit of any distributions of available cash from operating surplus in excess of the then effective minimum quarterly distribution per unit that was distributed 100% to all units, pro rata, for each quarter of Star Gas Partners’ existence.

•	Sixth, 86.7% to all units, pro rata, 13.3% to senior subordinated units, junior subordinated units and general partner units, pro rata, until there has been allocated under this clause an amount per common unit equal to (a) the excess of the second target distribution per common unit over the first target distribution per common unit for each quarter of Star Gas Partners’ existence, less (b) the amount per common unit of any distributions of available cash from operating surplus in excess of the first target distribution per common unit but not in excess of the second target distribution for each quarter of Star Gas Partners’ existence.

•	Seventh, 76.5% to all units, pro rata, and 23.5% to all senior subordinated units, junior subordinated units and general partner units, pro rata, until there has been allocated under this clause an amount per common unit equal to (a) the excess of the third target distribution per common unit over the second target distribution but not in excess of the third target distribution for each quarter of Star Gas Partners’ existence.

•	Thereafter, 51.0% to all units, pro rata, and 49.0% to all senior subordinated units, junior subordinated units and general partner units, pro rata.

Any loss or unrealized loss will be allocated to the unitholders in the following manner:

•	First, 100% to the junior subordinated units and general partner units, pro rata, in proportion to the positive balances in their capital accounts until the positive balances in their capital accounts have been reduced to zero.

•	Second, 100% to the senior subordinated units in proportion to the positive balances in their capital accounts until the positive balances in their capital accounts have been reduced to zero.

•	Third, 100% to the common units in proportion to the positive balances in their capital accounts until the positive balances in their capital accounts have been reduced to zero.

•	Thereafter, to the general partner units.

Distributions of Cash upon Liquidation After the Subordination Period

If our liquidation occurs after the end of the subordination period, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

•	First, to the partners that have negative balances in their capital accounts to the extent of and in proportion to those negative balances.

•	Second, 100% to all Class A common units and Class B common units, until the capital account for each Class A common unit and Class B common unit is equal to the unrecovered initial unit price, plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs.

•	Third, 100% to all units, pro rata, until there has been allocated under this clause an amount per Class A common unit equal to (a) the excess of the first target distribution per Class A common unit over the then effective minimum quarterly distribution for each quarter of our existence, less (b) the amount per Class A common unit of any distributions of available cash from operating surplus in excess of the then effective minimum quarterly distribution per Class A common unit that was distributed 100% to units, pro rata, for each quarter of our existence.

•	Fourth, 86.7% to all units, pro rata, and 13.3% to Class B common units and general partner units, pro rata, until there has been allocated under this clause an amount per Class A common unit equal to (a) the excess of the second target distribution per Class A common unit over the first target distribution per Class A common unit for each quarter of our existence, less (b) the amount per Class A common unit of any distributions of available cash from operating surplus in excess of the first target distribution but not in excess of the second target distribution for each quarter of our existence.

•	Fifth, 76.5% to all units, pro rata, and 23.5% to Class B common units and general partner units, pro rata, until there has been allocated under this clause an amount per Class A common unit equal to (a) the excess of the third target distribution per Class A common unit over the second target distribution per Class A common unit for each quarter of our existence, less (b) the amount per Class A common unit of any distributions of available cash from operating surplus in excess of the second target distribution but not in excess of the third target distribution for each quarter of our existence.

•	Thereafter, 51.0% to all units, pro rata, and 49.0% to all Class B common units and general partner units, pro rata.

Any loss or unrealized loss will be allocated to the general partner units, the Class A common units and the Class B common units, pro rata, in proportion to the positive balances in their capital accounts, until the positive balances in those capital accounts have been reduced to zero.

Interim adjustments to capital accounts will be made at the time we issue additional interests or make distributions of property. These adjustments will be based on the fair market value of the interests issued or the property distributed and any gain or loss resulting from the adjustments will be allocated to the unitholders in the same manner as gain or loss is allocated upon liquidation.

APPENDIX:  PROXY CARD

Please vote by marking “x”:    ☒

The Board of Directors of Star Gas LLC, our general partner, unanimously recommends a vote FOR the following proposals:

1.	A proposal to amend our partnership agreement to permit us to issue an unlimited number of common units or units ranking on a parity with common units if the proceeds from such issuances are used to repay our long term indebtedness including indebtedness of our direct and indirect subsidiaries:

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	A proposal to amend our partnership agreement to permit us to issue an unlimited number of common units or units ranking on a parity with common units if the proceeds of such issuances are used to acquire capital assets in a transaction approved by our general partner’s independent directors:

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	A proposal to amend our partnership agreement to permit us to issue up to 3,000,000 additional common units or units ranking on a parity with common units for general partnership purposes:

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	The undersigned hereby authorizes the proxies to vote in their discretion on any other business that may properly be brought before the special meeting or any adjournment thereof:

FOR	AGAINST	ABSTAIN
☐	☐	☐

SIGNATURE(S)                                                                 DATE

NOTE: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Detach Proxy Card Here If You Are Voting by Mail and Return In Enclosed Envelope

STAR GAS PARTNERS, L.P.—SPECIAL MEETING—JULY 25, 2003

WE OFFER VOTING BY PHONE OR INTERNET 24 HOURS A DAY, 7 DAYS A WEEK

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On a touch-tone phone call toll-free 1-877-PRX-VOTE (1-877-779-8683). You will hear these instructions:

Enter the last four digits of your social security number. Enter the control number from the box above, just below the perforation.

You will then have two options:

OPTION 1:  To vote as the Board of Directors recommend on the proposal;

OPTION 2:  To vote on the proposal separately.

Your vote will be repeated to you and you will be asked to confirm it.

Or, you can log on to the Internet and go to the website http://www.eproxyvote.com/sgu.

Have your proxy card ready and follow the instructions. Your electronic vote authorizes the proxies named on the reverse of this card to vote your shares in the same way as if had you marked, signed dated and returned the proxy card.

If you have voted by phone or Internet please do not return the proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER

The undersigned, whose signature appears on the reverse, hereby appoint Irik P. Sevin, Ami Trauber and Richard F. Ambury and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the common units, senior subordinated units and junior subordinated units of Star Gas Partners which the undersigned would be entitled to vote if personally present at the Special Meeting to be held on July 25, 2003, and at any and all adjournments thereof, on all matters that may properly come before the meeting.

Your shares will be voted as directed on this card. If this card is signed and no direction is given for any item, it will be voted in favor of the proposal.

To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

YOUR VOTE IS IMPORTANT. BY RETURNING YOUR VOTING INSTRUCTIONS PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP STAR GAS PARTNERS AVOID ADDITIONAL EXPENSES.

Detach Proxy Card Here If You Are Voting by Mail and Return in Enclosed Envelope

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STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

The Partners of Star Gas Partners, L.P.:

We have audited the consolidated financial statements of Star Gas Partners, L.P. and Subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Star Gas Partners, L.P. and Subsidiaries as of September 30, 2001 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

Stamford, Connecticut

November 26, 2002, except as to Note 20, which is as of February 3, 2003

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